Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Providence Service Corporation:

We consent to the incorporation by reference in the registration statement Nos. 333-166978, 333-151079, 333-112586, 333-117974, 333-127852, 333-135126, and 133-145843 on Form S-8 and registration statement No. 333-148092 on Form S-3 of The Providence Service Corporation and subsidiaries (the Company) of our report dated March 16, 2015, with respect to the consolidated balance sheets of the Company as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of the Company.

Our report on the effectiveness of internal control over financial reporting as of December 31, 2014, contains an explanatory paragraph that states that the aggregate amount of total assets and revenue of Ingeus Limited and subsidiaries of $84.1 million and $179.3 million, respectively, and of CCHN Group Holdings, Inc. and subsidiaries of $53.2 million and $43.3 million, respectively, are excluded from management’s assessment of the effectiveness of internal control over financial reporting. Our audit of internal control over financial reporting also excluded an evaluation of the internal control over financial reporting of these entities.

/s/KPMG LLP

Phoenix, Arizona
March 16, 2015